Exhibit 99.8

Francisco Partners Management, LLC
2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

September 12, 2006

Elliott Associates, L.P.

712 Fifth Avenue

New York, NY 10019

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated September 12, 2006 by and among Meteor Holding Corporation (“Parent”), Meteor Merger Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”) and Metrologic Instruments, Inc. (the “Company”) whereby Merger Sub will merge with and into the Company (the “Merger”).  Following consummation of the Merger, Francisco Partners Management, LLC (“Advisor”) will enter into an Advisory Agreement with Parent, substantially in the form attached as Exhibit A hereto (as the same may be amended from time to time, the “Advisory Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to those terms in the Advisory Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, Advisor hereby agrees with Elliott Associates, L.P. (“EA”) as follows:

1.             Advisor will pay to EA its pro rata portion of each of the Transaction Fee, the Advisory Fee and the Termination Fee, in each case promptly following the payment of such fee to Advisor (or its assignee) under the terms of the Advisory Agreement.

2.             For purposes hereof, EA’s pro rata portion shall mean: (i) with respect to the Transaction Fee, a fraction, the numerator of which is the number of Common Shares (on an as-converted basis) held by the EA Stockholders (as defined in the Stockholders Agreement) as of immediately following the consummation of the Merger and the denominator of which is the number of Common Shares (on an as-converted basis) held by the EA Stockholders and the FP Stockholders (as defined in the Stockholders Agreement), taken together, as of immediately following the consummation of the Merger; and (ii) with respect to the Advisory Fee, the Termination Fee and the Company Transaction Fee, a fraction, the numerator of which is the number of Common Shares (on an as-converted basis) held by the EA Stockholders and the denominator of which is the number of Common Shares (on an as-converted basis) held by the EA Stockholders, the FP Stockholders and the HK Stockholders (as defined in the Stockholders Agreement), taken together, as of the Measurement Date with respect to each Quarterly Payment in the case of the Advisory Fee, as of the date of the Early Termination notice in the case of the Termination Fee and as of the date of consummation of the Company Transaction in the case of the Company Transaction Fee.  For purposes hereof, (a) “Stockholders Agreement” means the Stockholders Agreement to be entered into by and among Parent, FP-Metrologic, LLC, EA and certain other parties in connection with the consummation of the Merger, and (b) the calculation of Common Shares on an “as-converted basis” shall be in accordance with the provisions of the Stockholders Agreement.

3.             In the event that the Company agrees to pay to Advisor, its designee or any of Advisor’s affiliates a fee in connection with the consummation of a Company Transaction (a “Company Transaction Fee”), Advisor will pay, or cause such designee or affiliate to pay, to EA its pro rata portion of such fee promptly following receipt by Advisor or such affiliate.  For purposes hereof, “Company Transaction” means a merger of the Company with or into another entity (other than pursuant to an Acquisition), a sale of material assets of the Company or any of its subsidiaries (including by means of a merger or sale of capital stock of a subsidiary), a recapitalization, a sale of securities (including by means of a public offering), or other similar transaction with respect to the Company any of its subsidiaries.

4.             In the event Parent and Advisor (or any affiliate of Advisor) enter into an agreement to provide substantially similar services to Parent as those contemplated by the Advisory Agreement, Advisor agrees to pay to EA its pro rata portion of such fees, which shall be determined in a manner consistent with the determination of the Advisory Fee pursuant to Section 2(ii) of this letter agreement, promptly following receipt by Advisor or such affiliate.

5.             For the avoidance of doubt, EA shall not be entitled to receive any payment hereunder with respect to fees paid to Advisor (or any affiliate of Advisor) in connection with any acquisition by the Company or its subsidiary of any entity, division or business, or assets thereof (whether by means of merger, acquisition of stock or assets or other similar transaction) (an “Acquisition”).

6.             EA may assign its rights under this letter agreement to any of its affiliates.

7.             This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  All of the terms, agreements, covenants, representations, warranties, and conditions of this letter agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the undersigned.

FRANCISCO PARTNERS
MANAGEMENT, LLC

		By:	/s/ Dipanjan Deb
		Name:	Dipanjan Deb
		Title:	Manager
ACCEPTED AND AGREED as
Of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P.
its General Partner

By: Braxton Associates, Inc.
its General Partner

By	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President